Exhibit 99.03

                                 [MORTON LETTERHEAD]



         Contact:  Nancy A. Hobor    312/807-2424
                   Janis K. Tratnik  312/807-2435




         MORTON INTERNATIONAL ANNOUNCES MEETING RESULTS AND
         SHARE REPURCHASE PROGRAM




                   Chicago (April 24, 1997) -- Shareholders of Morton In-ternational, Inc. at the company's special meeting today approved the spinoff of Morton's specialty chemicals and salt businesses and the combination of Morton's airbag business with Autoliv AB creating Autoliv, Inc. Out of the 140.6 million shares entitled to vote, the vote for the spinoff was 98.1 million in favor, .4 million opposed, and .8 million abstaining. The vote for the com-bination was 98.0 million in favor, .4 million opposed, and .9 million abstaining. Approximately 71 percent of the company's shareholders were represented either in person or by proxy at the meeting.
                   The Board of Directors today conditionally declared the close of business on April 30, 1997, would be the record date and the distribution date for the dividend to be paid to Morton share-holders. The dividend consists of one share of the common stock as well as a related preferred share purchase right of "new" Mor-ton International for each share of Morton common stock held of record as of the record date for the dividend. The spinoff record and distribution dates are subject to satisfaction of the condi-tion that the exchange offer by Autoliv, Inc. to the holders of the common stock of Autoliv AB is accepted by the holders of more than 90% of the Autoliv AB common stock. That offer is due to expire today.
                   Completion of the exchange offer is the remaining mate-rial condition to the consummation of the Morton Automotive Safety Products-Autoliv combination. The spinoff will be consummated on the day prior to the consummation of the Morton Automotive Safety Products-Autoliv combination, expected to be May 1.
                   "New" Morton International will be renamed Morton Inter-national, Inc. and will be listed on the New York and Chicago Stock Exchanges, trading under the symbol "MII". Autoliv, Inc. will be listed on the New York Stock Exchange and will trade under the symbol "ALV".
                   Morton also announced that at a meeting today the new Morton Board of Directors, which consists of the current directors of Morton, declared a quarterly dividend of 12 cents per share of common stock, payable on June 9, 1997, to shareholders of record on May 27, 1997. As described in the proxy, this amount, combined with the expected dividend to be declared by Autoliv, Inc., will result in a total dividend paid to shareholders at or above what the shareholders had been receiving.

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                   Following completion of the spinoff, the new Morton
         Board also authorized an initial share repurchase program, allow-ing the management to repurchase up to 10 million shares of common stock of the company. Morton's management will consider whether to buy some or all of those shares under a Dutch tender offer or to buy the shares expeditiously on the open market. Further in-formation regarding any repurchase will be announced at a later date.
                   Morton International is a Chicago-based manufacturer and marketer of specialty chemicals, automotive inflatable restraint systems and salt.

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